Exhibit 99.A(33)

THE NEW AMERICA HIGH INCOME FUND, INC.

ARTICLES OF AMENDMENT

The New America High Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation’s Articles of Amendment and Restatement relating to the Corporation’s Series A Auction Term Preferred Stock (“ATP Series A”) and Series B Auction Term Preferred Stock (“ATP Series B”, and together with ATP Series A, the “ATP”), as heretofore amended, (the “Articles Supplementary”) are hereby amended in the manner set forth below.

FIRST:                  Part I of the Articles Supplementary is hereby further amended by replacing current Section 13(d) with new Section 13(d) as follows:

“(d)         The Corporation shall deliver a certificate which sets forth a determination of items (i) - (iii) of paragraph (a) of this Section 13 (an “ATP Basic Maintenance Certificate”) (i) (A) to the Auction Agent, Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires as of the Business Day preceding the Date of Original Issue and (B) to Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) or any Other Rating Agency which is then rating the ATP and which so requires as of such Valuation Date(s) as it may request from time to time, provided that the party making such request shall provide the Corporation with reasonable advance notice, (ii) to the Auction Agent, Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires (A) as of every fourth Valuation Date after the Date of Original Issue for the first year following the Date of Original Issue, (B) if the Corporation fails to have Eligible Assets with an aggregate Discounted Value at least equal to ATP Basic Maintenance Amount, and (C) on request by Fitch or such Other Rating Agency, as applicable, (iii) to Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires as of the Valuation Date next following the date of redemption by the Corporation of shares of Common Stock which, together with all other shares of Common Stock purchased during the six months preceding such date, equal in excess of 1,000,000 shares of Common Stock, and (iv) to the Auction Agent, Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires as of a Business Day on or before any Asset Coverage Cure Date relating to the Corporation’s cure of a failure to have Eligible Assets with an aggregate Discounted Value at least equal to the ATP Basic Maintenance Amount.  Such ATP Basic

Maintenance Certificate shall be delivered (1) in the case of clause (i)(A) on the Date of Original Issue, (2) in the case of clause (i)(B) on or before the third Business Day after the Valuation Date the requesting party has designated for determination of the items to be set forth in the ATP Basic Maintenance Certificate requested and (3) in the case of clauses (ii), (iii) and (iv) above on or before the third Business Day after the relevant Valuation Date or Asset Coverage Cure Date.”

SECOND:            Part I of the Articles Supplementary is hereby further amended by replacing current Section 13(g) with new Section 13(g) as follows:

“(g)         On the Date of Original Issue, the Corporation shall deliver to the Auction Agent, Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires a letter prepared by the Corporation’s independent accountants (an “Accountant’s Certificate”) regarding the accuracy of the calculations made by the Corporation in the ATP Basic Maintenance Certificate and the 1940 Act ATP Asset Coverage Certificate required to be delivered by the Corporation as of the Date of Original Issue.  Within eight Business Days after the Valuation Date as of which the Corporation is required to prepare an ATP Basic Maintenance Certificate pursuant to paragraph (d)(i) of this Section 13, the Corporation (x) will deliver to Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires an Accountant’s Certificate regarding the accuracy of the calculations made by the Corporation in such ATP Basic Maintenance Certificate.  Within eight Business Days after the last Valuation Date of each fiscal quarter of the Corporation on which a 1940 Act ATP Asset Coverage Certificate is required to be delivered, the Corporation will deliver to the Auction Agent, Moody’s (if Moody’s is then rating the ATP), Fitch (if Fitch is then rating the ATP) and any Other Rating Agency which is then rating the ATP and which so requires an Accountant’s Certificate regarding the accuracy of the calculations made by the Corporation in such 1940 Act ATP Asset Coverage Certificate.  In addition, the Corporation will deliver to the relevant persons specified in the preceding sentence an Accountant’s Certificate regarding the accuracy of the calculations made by the Corporation on each ATP Basic Maintenance Certificate and 1940 Act ATP Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (d) or clause (ii)(B) of paragraph (e) of this Section 13, as the case may be, within five days after the relevant Asset Coverage Cure Date.  If an Accountant’s Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Corporation’s report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Corporation’s independent accountants will be conclusive and binding on the Corporation with respect to such reports.  If any other Accountant’s Certificate shows that an error was made in any such report, the calculation or determination made by the Corporation’s independent accountants will be conclusive and binding on the Corporation; provided, however, that any errors shown in an Accountant’s Certificate provided pursuant to clause (i) (B) of paragraph (d) of this Section 13 shall not be deemed to be a failure to maintain the ATP Basic Maintenance Amount on any prior Valuation Date.”

THIRD:             Having received written confirmation from Moody’s Investors Service and FitchRatings that the foregoing amendments would not impair the rating then assigned by them to the ATP, a majority of the Board of Directors of the Corporation has approved such amendments to the charter.

FOURTH:         No stock entitled to vote on the foregoing amendments to the charter was outstanding or subscribed for at the time of the approval of such amendments by the Board of Directors of the Corporation.

FIFTH:              These Articles shall be effective on the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record.

IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 17th day of December 2004.

The undersigned acknowledges these Amendments to Articles Supplementary to be the corporate act of the Corporation and states that, to the best of the undersigned’s knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

THE NEW AMERICA HIGH INCOME FUND, INC.

Attest:

/s/ Jackson B. R. Galloway	By:	/s/ Ellen E. Terry
Jackson B.R. Galloway, Assistant Secretary		Ellen E. Terry, Vice President